UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  June 21, 2010

Exact Name of Registrant	Commission	I.R.S. Employer
as Specified in Its Charter	File Number	Identification No.

Hawaiian Electric Industries, Inc.	1-8503	99-0208097
Hawaiian Electric Company, Inc.	1-4955	99-0040500

State of Hawaii
(State or other jurisdiction of incorporation)

900 Richards Street, Honolulu, Hawaii 96813
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(808) 543-5662 - Hawaiian Electric Industries, Inc. (HEI)
(808) 543-7771 - Hawaiian Electric Company, Inc. (HECO)

None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

The following is an update to the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Electric utility” under “Most recent rate requests – MECO – 2010 test year rate case”, which is incorporated herein by reference to page 71 of HEI’s and HECO’s Form 10-Q for the quarter ended March 31, 2010.

On June 21, 2010, Maui Electric Company, Limited (MECO) and the Consumer Advocate (the parties) executed and filed an agreement on all material issues in MECO’s 2010 test year rate case proceeding. The settlement agreement is subject to approval by the Public Utilities Commission of the State of Hawaii (PUC), which may accept or reject the agreement in part or in full. If the PUC does not accept the material terms of the agreement, either or both of the parties may withdraw from the agreement and pursue their respective positions in the proceeding without prejudice.

If the settlement agreement is approved by the PUC, the interim increase in annual revenues would amount to $10.3 million, or a 3.3% increase, assuming the PUC also approves the new depreciation rates and methodology proposed by MECO in its depreciation proceeding. The settlement agreement includes, as a negotiated compromise of the parties’ respective positions, a 10.5% ROACE (compared to a 10.75% ROACE in the initial application), an 8.43% ROR (compared to a 8.57% ROR in the initial application) and a $387 million average rate base (compared to a $390 million average rate base in the initial application) to determine revenue requirements in the proceeding. The Consumer Advocate agreed to use the capital structure proposed by MECO, which includes a 56.9% common equity capitalization. Under the settlement agreement, if the proposed depreciation rates and methodology are not yet approved by the PUC, the interim increase in annual revenues would amount to $20.1 million, or a 6.4% increase.

MECO’s requested increase in its application filed in September 2009 was for $28.2 million, or a 9.7% increase based on MECO’s proposed depreciation rates and methodology. The majority of the difference between the amount requested in the initial application and the settlement relates to changes in sales and expenses since the case was filed.

Under the settlement agreement, MECO agreed to limit the investment in plant for a combined heat and power (CHP) system installed at a hotel site in September 2009 to $3.5 million. Actual cost was $4.8 million, and the amount approved by the PUC in February 2008 was $2.1 million. As a result, MECO will be writing off in the second quarter 2010 approximately $1.3 million of its investment in the CHP system.

The PUC may grant an interim increase within 10 to 11 months following the filing of the application. However, management cannot predict or provide any assurances concerning the timing or amount of any interim increase in, or the ultimate outcome of, MECO’s 2010 test year rate case proceeding.

HEI and HECO intend to continue to use HEI’s website, http://www.hei.com/, as a means of disclosing material and other important information and for complying with their disclosure obligations under SEC Regulation FD. Such disclosures will be included on HEI’s website under the headings “News & Events” and “Financial Information” in the Investor Relations section. Accordingly, investors should routinely monitor such portions of the HEI website, in addition to following HEI’s and HECO’s press releases, SEC filings and public conference calls and webcasts. Also, for documents filed with the PUC, investors can refer to the PUC website at http://dms.puc.hawaii.gov/dms/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized. The signature of the undersigned companies shall be deemed to relate only to matters having reference to such companies and any subsidiaries thereof.

HAWAIIAN ELECTRIC INDUSTRIES, INC.	HAWAIIAN ELECTRIC COMPANY, INC.
(Registrant)	(Registrant)

/s/ James A. Ajello	/s/ Tayne S. Y. Sekimura
James A. Ajello	Tayne S. Y. Sekimura
Senior Financial Vice President,	Senior Vice President and
Treasurer and Chief Financial Officer	Chief Financial Officer
(Principal Financial Officer of HEI)	(Principal Financial Officer of HECO)
Date: June 22, 2010	Date: June 22, 2010